Exhibit 99.1

Codexis Completes Transfer of CodeEvolver® Technology to Merck

REDWOOD CITY, Calif. (October 5, 2016) - Codexis, Inc. (NASDAQ: CDXS), a leading protein engineering company, announced the completion of the second and final phase in the transfer of its proprietary CodeEvolver® protein engineering platform technology to Merck, known as MSD outside the United States and Canada, under a non-exclusive licensing agreement. Codexis will receive an $8 million payment from Merck for completion of this milestone to be paid in the fourth quarter of 2016.

“We have now successfully transferred our CodeEvolver® technology under licensing agreements with two major pharmaceutical companies, and completed both ahead of schedule,” said Codexis President and CEO John Nicols. “This technology licensing agreement builds upon our long-standing relationship with Merck. The successful completion of these two technology transfer agreements underscores the promise of our licensing strategy in addition to providing services and supplying products under our traditional business model.”

In August 2015, Codexis announced the signing of a technology transfer and licensing agreement with Merck. In October, 2015 Codexis received a $5 million payment for the first technology transfer milestone. Following the completion of the technology transfer, Codexis is now eligible to receive payments of up to $15 million for each commercial active pharmaceutical ingredient (API) that is manufactured by Merck using one or more novel enzymes developed by Merck using the CodeEvolver® technology.

“Our long-term collaboration with scientists at Codexis has established the potential of the CodeEvolver® technology platform in improving manufacturing efficiency,” said Rich Tillyer, Senior Vice President, Global Chemistry of Merck. “The completion of this technology transfer now provides Merck with the internal capabilities to advance and expand the use of custom enzymes in pharmaceutical manufacturing processes.”

About CodeEvolver® Protein Engineering Platform Technology
Codexis’ proprietary CodeEvolver® protein engineering platform enables the rapid development of custom-designed enzymes that are highly optimized for a specific function. The CodeEvolver® platform is comprised of proprietary methods for the optimization of proteins through the design and generation of diverse genetic libraries, automated screening techniques, algorithms for the interpretation of screening data and predictive modelling. The Codexis CodeEvolver® platform technology is covered by more than 250 issued patents and pending patent applications worldwide.

About Codexis, Inc.
Codexis, Inc. is a leading developer of biocatalysts for pharmaceutical and fine chemical production. The company’s patent portfolio includes more than 850 patents and patent applications worldwide that cover its novel enzymes and proprietary methods for engineering new enzymes and their applications. Codexis’

proven technology enables implementation of biocatalytic solutions to meet customer needs for rapid, cost-effective and sustainable manufacturing. For more information, see www.codexis.com.

Forward-Looking Statements
This press release contains forward-looking statements relating to Codexis’ 2015 technology collaboration and license agreement with Merck, including Codexis’ expectation that it will receive an $8 million milestone payment in the fourth quarter of 2016 and the potential for Codexis to receive payments of up to $15 million for each commercial active pharmaceutical ingredient that is manufactured by Merck using one or more novel enzymes that have been developed by Merck using the CodeEvolver® technology. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis' control and that could materially affect actual results. Factors that could materially affect actual results include Codexis’ dependence on its licensees and collaborators; Codexis' dependence on a limited number of products and customers in its biocatalysis business; potential adverse effects to Codexis’ business if its customers’ pharmaceutical products are not received well in the markets; Codexis’ ability to deploy its technology platform in new market spaces; Codexis’ dependence on key personnel; Codexis’ ability to compete may decline if it loses some of its intellectual property rights; third party claims that Codexis infringes third party intellectual property rights; and Codexis could face increased competition if third parties misappropriate Codexis biocatalysts. Additional factors that could materially affect actual results can be found in Codexis' Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 8, 2016 and Form 10-Q filed August 8, 2016, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Codexis Contacts:

Investors
LHA
Jody Cain, 310-691-7100
jcain@lhai.com

Media
That’s Nice LLC
Guy Tiene, 212-366-4455
Guy@thatsnice.com
# # #